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                           KOLL REAL ESTATE SERVICES

          EXHIBIT 11--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                             THREE MONTHS               FOUR
                                                 ENDED        YEAR     MONTHS
                                               JUNE 30,       ENDED     ENDED
                                             -------------- MARCH 31, MARCH 31,
                                              1996    1995    1996      1995
                                             ------  ------ --------- ---------
Shares used in computing earnings per
 share......................................
  Weighted average common shares
   outstanding..............................
  Net effect of dilutive stock options--
   based on the treasury stock method using
   average market price.....................
  Net effect of stock options issued at less
   than the IPO price within twelve months,
   based on the treasury stock method.......
                                             ------  ------  ------     ----

                                             ======  ======  ======     ====
Net income (loss)........................... $  (22) $  104  $2,047     $388
                                             ======  ======  ======     ====
Earnings (loss) per share................... $       $       $          $
                                             ======  ======  ======     ====
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